EXHIBIT 99.1




Contact:    Douglas R. Muir
            Oakwood Homes Corporation
            336-664-2400


                            OAKWOOD HOMES CORPORATION
                    ANNOUNCES COMPLETION OF STRATEGIC REVIEW

GREENSBORO, N.C., October 13, 1998 - In a special letter to shareholders, Oakwood Homes Corporation (NYSE - OH) today announced the completion of its strategic review process related to its financial services business.

The review confirmed the strategic benefits of the Company's vertical integration strategy and the benefits of retaining its consumer finance segment.

The Company's management and Board of Directors also sought to refine its accounting practices to reduce earnings volatility. These refined practices will reduce income short-term, but are expected to provide a stronger long-term income stream. As a result of this reduction, the Company expects that it will be short of the First Call consensus estimate of earnings per share of $.61 for the fourth quarter ended September 30, 1998.

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing, serving retail customers and wholesale dealers throughout the United States.

The text of the letter follows:

      Dear Fellow Shareholder:

      Like you, I was deeply disappointed in the special charges Oakwood reported for our second and third quarters. The charges prevented us from providing you what you have come to expect from Oakwood--a continuation of our 33 consecutive quarters of growth in net income.

      As previously reported, the special charges related to our business segment that finances manufactured home sales. Each quarter Oakwood packages its manufactured home loans and sells them to a trust formed by Oakwood. The trust pays Oakwood for the loans by selling bonds to investors. Oakwood retains a "residual" interest in the trust which entitles Oakwood to all of the cash proceeds from the loans after the bondholders are paid.

      Accounting rules require Oakwood to estimate the fair market value of this "residual" interest, record a gain and book an asset on our balance sheet at the time the bonds are sold. The amount of the asset recorded depends principally on three factors: the interest rate spread between the loans and the bonds, estimates of the timing and amount of future credit losses and prepayments, and an assumption as to the rate of return required by a purchaser of the residual interest. The asset recorded does not represent a capital investment, but is simply an estimate of the residual interest value at the time of sale. Accounting rules then require us to record and, from time to time, adjust the yield (income) on the residual asset, which is also influenced by our then current estimate of future credit losses and prepayments.

      The two charges in our recent quarterly results stemmed from credit losses and prepayments. While our assumptions were appropriate based on conditions at the time they were made, we have now revised them in light of current performance. We believe our experience reflects, in part, today's higher levels of consumer debt and bankruptcy, as well as declining interest rates which have caused an unprecedented rise in prepayments by homeowners on their loans, factors which are not unique to Oakwood. It is important to note that these were non-cash charges and have not changed the credit rating of Oakwood.

      The charges did cause the Company to undertake, with several consultants and service providers, a thorough strategic analysis of Oakwood's financial services business. Our firm conclusion is that this business creates significant value for the Company and its shareholders for a number of reasons. First, the financial services business has been highly profitable to Oakwood, and we expect that to continue over the long-term. Second, because of our ability to sell loans while continuing to receive loan servicing fees and residual income, the financial services business is a source of significant cash flow. Third, financing is an integral part of our vertical integration strategy, enabling us directly to provide convenient, customer-oriented packages with speed and flexibility. Finally, this business helps ensure our purchasers access to funds if credit markets tighten, which may help us to continue to sell homes when competitors' sales stall for lack of financing.

      Having made this positive determination, we also considered what changes in our practices would be appropriate to minimize the likelihood of future write-downs. Importantly, prior to either write-down, we began taking action which we believe will further this end. In November 1997 we implemented a new credit scoring system which we believe is more predictive than our prior system and allows us to make better credit underwriting decisions. We also significantly increased interest rates on our lower scoring customers to more appropriately price credit in accordance with the level of risk involved. And, effective September 1, we exited our DFC joint venture to focus our financing efforts on our own Oakwood dealers and key independent dealers that buy product from us.

      As part of the analysis, we have refined our accounting practices to reflect today's quickly changing environment, which has affected many companies' results. We expect that these new practices should reduce the volatility of future earnings. These refined practices will result in recognition of lower gains at the time of the sale of loans and lower initial yields recorded on residual interests. These practices should shift the timing of income recognition to future years when we have actual experience in loan performance, thus minimizing the risk and volatility of the residual assets. We believe the result will be a long-term income stream that will reward our long-term investors. In the fourth quarter of the 1998 fiscal year, we estimate only modest gains from asset securitizations and residual income as compared to $.11 per share in the fourth quarter of fiscal 1997. As a result, we believe that we will miss the First Call consensus estimate of earnings per share of $.61 for the fourth quarter.

      The strategic review process has reconfirmed the significant competitive advantages of our vertically integrated business model. The new steps we are taking will serve to further strengthen the Company's solid foundation of core operations and strong earnings potential. Our strength can be seen in our performance: during the first nine months of 1998 retail sales dollars have increased 35%; we completed our acquisition of Schult Homes Corporation, providing a strong platform for additional future growth; and we opened 42 new stores. By any measure, fiscal 1998 will be the best year from a retail and manufacturing standpoint of any in Oakwood's history.

      Reflecting our strong fundamental long-term outlook, I am pleased that our Board of Directors has approved a $25 million stock buyback program. Under the program, the Company may repurchase shares from time to time in the open market. At present values, our Board believes that Oakwood stock is an outstanding investment.

      I have confidence that Oakwood Homes moves ahead into our new fiscal year as the strongest and best-positioned company in our industry. We also move forward smarter and more experienced as a result of the events of 1998. Our mission remains steadfast: we are focused on building the long-term value of Oakwood Homes for the benefit of our shareholders, customers and employees.

      We plan to meet with investors over the course of the next several weeks and look forward to speaking with you further.